Exhibit 10.2

Execution Version

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

April 18, 2006

Pogo Producing Company

5 Greenway Plaza

P.O. Box 2504

Houston, Texas 77252-2504

Attention:            James P. Ulm, II
Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. (“GSCP” or the “Administrative Agent”) is exclusively authorized by Pogo Producing Company (the “Company”) to act as sole lead arranger, sole bookrunner, sole syndication agent and administrative agent in connection with the bridge loans described herein, and, together with any other lenders set forth on Schedule I hereto and any entities that become lenders in accordance with the syndication arrangements set forth below (collectively with GSCP, the “Lenders”), commits to provide the bridge loans described herein, in each case, on the terms and subject to the conditions set forth in this letter, the attached Annex A and Annex B (collectively, the “Commitment Letter”) and the Fee Letter (as defined below).

You have informed GSCP that the Company, a Delaware corporation, intends to sign an agreement (the “Acquisition

Agreement”) to acquire by merger (the “Acquisition”) all of the capital stock of a private company code-named Lambada (the “Seller”), as specified in the Acquisition Agreement (the “Acquired Business”). You have also informed us that the total purchase price for the Acquisition (including the refinancing of certain debt of the Acquired Business, but excluding the payment of fees, commissions and expenses in connection with the Acquisition) will be approximately $750.0 million and that the Acquisition will be financed with (i) the issuance by the Company of up to $500.0 million in aggregate principal amount of debt, equity or equity-linked securities (the “Permanent Securities”) or, in the event the Permanent Securities are not issued at the time the Acquisition is consummated, borrowings by the Company of up to $500.0 million under senior unsecured increasing rate bridge loans (the “Bridge Loans”) having the terms of set forth in Annex B and (ii) borrowings by the Company of up to $375.0 million under its existing credit agreement, dated as of December 16, 2004, as amended on August 31, 2005, among the Company, as borrower, certain commercial lending institutions, as the lenders, and Bank of Montreal, acting through its Chicago, Illinois branch, as the administrative agent (the “Credit Facility”). On the Closing Date (as defined below), neither the Company nor any of its subsidiaries will have any debt for borrowed money or equity outstanding, except for (i) debt and equity outstanding as of the date hereof, (ii) borrowings not to exceed an amount to be agreed upon under the Credit Facility, (iii) equity issued to management and employees of the Company pursuant to existing equity compensation plans or (iv) as described in this paragraph. In addition, the Acquired Business will have permanently repaid all of its indebtedness on or before the Closing Date.

1.  Commitment.    GSCP is pleased to confirm its commitment to act as sole lead arranger and sole bookrunner to provide the Company with structuring advice in connection with the Bridge Loans, to act as sole syndication agent to provide the Company with syndication advice in connection with the Bridge Loans and to act as administrative agent for the Bridge Loans. Each of the Lenders is pleased to confirm its commitment (each, a “Commitment” and, collectively, the “Commitments”), severally and not jointly, to provide the Bridge Loans having the terms set forth on Annex B, in each case, on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter. The Commitment of each Lender individually is set forth opposite its name on Schedule 1 hereto; all of the Commitments together equal up to $500.0 million. The Company agrees that the Lenders will have the exclusive right during the term of this Commitment Letter to provide any bridge or interim financing utilized by the Company or any of its affiliates to finance any portion of the Acquisition.

Each Lender’s commitment is subject, in its discretion, to the conditions set forth in Annex B hereto and there not having occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company or the Acquired Business and their respective subsidiaries since December 31, 2005 (the date of the most recent audited financial statements for the Company and the Acquired Business, respectively, furnished by the Company to GSCP). Each Lender’s commitment is also subject, in its discretion, to the satisfactory negotiation, execution and delivery of appropriate definitive documentation relating to the Bridge Loans, including, without limitation, a bridge loan agreement (the “Bridge Loan Agreement”), to be based upon and substantially consistent with the terms set forth in this Commitment Letter. Our commitment is also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the Company, the Acquired Business or the Acquisition or the transactions contemplated by this Commitment Letter, which GSCP, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to us prior to the date hereof

2.  Fees and Expenses.    The fees for these services are set forth in a separate letter (the “Fee Letter”), dated as of the date hereof, entered into by the Lenders and the Company. In addition, pursuant to an engagement letter (the “Engagement Letter”), dated as of the date hereof, between the Company and Goldman, Sachs & Co. (“Goldman Sachs”), the Company has, among other things, offered Goldman Sachs the right to act (or to have one of its affiliates act) as the sole placement agent, sole purchaser or sole underwriter in connection with the sale of the Permanent Securities.

3.  Syndication.    GSCP intends and reserves the right to syndicate the Commitments and/or the Bridge Loans to other Lenders, commencing on the earlier of 30 days after the Closing Date and June 30, 2006 (or at any time during which the Company is not diligently pursuing the issuance of Permanent Securities or cooperating with GSCP in accordance with Section 4). GSCP will select the Lenders after consultation with the Company. GSCP will lead the syndication, including determining the timing of all offers to potential Lenders and the acceptance of Commitments, any title of agent or similar designations or roles awarded to Lenders, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP will determine the final Commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that

GSCP’s syndication efforts benefit from the existing lending relationships of the Company. To facilitate an orderly and successful syndication of the Bridge Loans, you agree that, until the later of the termination of the syndication as determined by GSCP and 120 days following the date of initial funding under the Bridge Loans (the “Closing Date”), the Company will not, and will use commercially reasonable efforts to cause the Acquired Business to agree that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt or preferred equity security of the Company or any of its affiliates (other than the Bridge Loans, any Permanent Securities and other indebtedness contemplated hereby), including any renewals or refinancings of any existing debt facility or debt or preferred equity security, without the prior written consent of GSCP.

4. Cooperation.    The Company agrees to cooperate with GSCP, and to cause the Acquired Business to cooperate with GSCP, in each case commencing promptly after the Closing Date, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company and the Acquired Business, including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Acquired Business deemed reasonably necessary by GSCP to complete the syndication of the Commitments and/or the Bridge Loans (including, without limitation, obtaining and maintaining a credit rating by Moody’s Investor Services, Inc. (“Moody’s”), and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (ii) the presentation of an information package acceptable in format and content to GSCP in meetings and other communications with prospective Lenders in connection with the syndication of the Commitments and/or the Bridge Loans (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings). The Company will be solely responsible for the contents of any such information package and presentation and acknowledge that GSCP will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Bridge Loans and information provided by the Company, the Acquired Business or their respective representatives to GSCP in connection with the Bridge Loans (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks workspace) created for purposes of syndicating the Bridge Loans or otherwise, in accordance with GSCP’s standard syndication practices (including hard copy and via electronic transmissions). Without limiting the foregoing, the Company authorizes the use of its logos in connection with any such dissemination,

At the request of GSCP, the Company agrees to prepare a version of the information package and presentation that does not contain material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities. In addition, the Company agrees that unless specifically labeled “Private—Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Loans, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities.

The Company represents and covenants that (i) all information (other than forward-looking statements and data, including projections) provided directly or indirectly by the Company to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading and (ii) the projections that have been or will be made available to GSCP or the Lenders by the Acquired Business or the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

5.  Annex A.    In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter,

This Commitment Letter may not be assigned by you without the prior written consent of GSCP (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GSCP may assign its Commitment hereunder, in whole or in part, to any of its affiliates or to any Lender, and upon such assignment, GSCP will be released from the portion of its Commitment hereunder that has been assigned. This Commitment Letter (including the Annexes hereto) may not be amended or any term or provision hereof or thereof waived or modified, except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

GSCP hereby notifies the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company and the Acquired Business, which information includes the name and address of the Company and the Acquired Business and other information that will allow GSCP and each Lender to identify the Company and the Acquired Business in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for GSCP and each Lender.

6.  Confidentiality.    Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except, after providing written notice to GSCP, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such advice to the Company’s officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Loans to the extent such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business and the Seller to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’s and the Seller’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Loans; provided that you use commercially reasonable efforts to cause such persons to agree to hold the same in confidence, (iii) this Commitment Letter and the Fee Letter as required by applicable law (including regulations promulgated by the Securities and Exchange Commission and rules of the New York Stock Exchange) or compulsory legal process (in which case you agree to inform us promptly thereof) and (iv) the information contained in this Commitment Letter in any prospectus or other offering memorandum relating to the Permanent Securities, The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

7.  Additional Matters.    As you know, GSCP may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of the Company, the Acquired Business and other companies that may be the subject of this arrangement. In addition, Goldman Sachs is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company, the Acquired Business and other companies that may be the subject of this arrangement. Each of GSCP and Goldman Sachs may have economic interests that conflict with those of the Company. You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter are arms-length commercial transactions and that each of GSCP and Goldman Sachs is acting as principal and in its own best interests. The Company is relying on its own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in the Company’s best interests. You agree that each of GSCP and Goldman Sachs will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between GSCP or Goldman Sachs, on the one hand, and the Company, its stockholders or its affiliates, on the other hand. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP hereunder.

The Commitments hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement, (iii) a material breach by the Company under this Commitment Letter, the Fee Letter or the Engagement Letter and (iv) June 30, 2006, unless the closing of the Bridge Loans, on the terms and subject to the conditions contained herein, shall have been consummated prior to such date. In addition, the Commitment hereunder will terminate upon the closing of the sale of the Permanent Securities,

In addition, please note that GSCP, Goldman Sachs and their affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means US federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the US federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

All payments under this Commitment Letter (including Annex A and Annex B) and the Fee Letter will be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charge (collectively, “Tax”) unless required by law; and if the Company will be required to deduct or withhold any Tax, or if any Tax is required to be paid by any Lender solely on account of services performed hereunder or under the Fee Letter, the Company will pay to such Lender such additional amounts as will be required so that the net amount received by such Lender from the Company after such deduction, withholding or payment will equal the amounts otherwise due to such Lender hereunder or under the Fee Letter, as applicable.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Loans and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Loans.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copies of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and the Engagement Letter on or before the close of business on the date hereof, whereupon this Commitment Letter, the Fee Letter and the Engagement Letter shall become binding agreements between us. If not signed and returned by that time, this offer will terminate at that time. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ William W. Archer
Authorized Signatory

Confirmed as of the date above:

POGO PRODUCING COMPANY

By:	/s/ James P. Ulm, II
	Name:	James P. Ulm, II
	Title:	SVP & CFO

SCHEDULE 1

(in millions)

Lender	Commitment
Goldman Sachs Credit Partners L.P.	$500.0
Total	$500.0

Annex A

In the event that any of the Lenders or the Administrative Agent (each, an “Indemnified Party”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company or the Acquired Business, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company periodically will reimburse such Indemnified Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company also will indemnify and hold each Indemnified Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters and without regard to the exclusive or contributory negligence of any of the Indemnified Parties, except to the extent that such have been found by a final, non-appealable judgment of a court that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of such Indemnified Party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders, on the one hand, and such Indemnified Party, on the other hand, in the matters contemplated by the Letters as well as the relative fault of the Company and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders, on the one hand, and such Indemnified Party, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of any Indemnified Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Indemnified Party and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Indemnified Party, any such affiliate and any such person.  The Company also agrees that neither any Indemnified Party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability based on its or their exclusive or contributory negligence or otherwise to the Company, the Acquired Business or any person asserting claims on behalf of or in right of the Company, the Acquired Business or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company, to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Party in performing the services that are the subject of the Letters; provided, however, that in no event shall such Indemnified Party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such Indemnified Party’s or such other parties’ activities related to the Letters,  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. The Company agrees that any suit or proceeding arising in respect to this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.  The provisions of this Annex A shall

A-1

survive any termination or completion of the arrangement provided by the Letters, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

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Annex B

Pogo Producing Company Summary of Terms and Conditions of the Bridge Loans

This Summary of Terms and Conditions outlines certain terms of the Bridge Loans and the Bridge Loan Agreement referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower	The Company.

Guarantors

Each of the Guarantors (if any) under the Credit Facility (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Bridge Loans; provided, however, that the obligation of any particular subsidiary to issue a Guarantee will be suspended so long as that subsidiary has not guaranteed any other indebtedness of the Company or any of its subsidiaries (other than indebtedness under the Credit Facility).

Ranking

The Bridge Loans and the Guarantees will rank pari passu with all other senior existing and future indebtedness and guarantees of indebtedness of the Company and its subsidiaries, as the case may be (including, without limitation, the Acquired Business), including, without limitation, the indebtedness under the Credit Facility.

Sole Lead Arranger, Sole Bookrunner, Sole Syndication Agent and Administrative
Agent

Goldman Sachs Credit Partners L.P. (“GSCP”; in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Arranger”; and, in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders	GSCP and/or other financial institutions selected by GSCP (each, a “Lender” and, collectively, the “Lenders”).

Loans

Up to $500.0 million in aggregate principal amount of Senior Increasing Rate Loans due 2012 (the “Bridge Loans”); provided that the aggregate principal amount of the Bridge Loans will be reduced by an amount equal to the aggregate amount of any Permanent Securities sold on or before the date on which the Bridge Loans are made (in escrow or otherwise).

Maturity

Six years from the date of the making of the Bridge Loans. At any time on or after the first anniversary of the Closing Date, at the option of the applicable Lender, the Bridge Loans may be exchanged in whole or in part for Senior

Exchange Notes due 2012 (the “Exchange Notes”) having an equal principal amount.

The Exchange Notes will be issued pursuant to an Indenture that will have the terms set forth on Exhibit 1 to this Annex B.

Interest

The Bridge Loans will initially bear interest at a rate per annum equal to 6.875%. If the Bridge Loans are not repaid in whole within three months following the Closing Date, the interest rate on the Bridge Loans will increase by 50 basis points at the end of such three-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter. Notwithstanding the foregoing, at no time will the interest rate in effect on the Bridge Loans be less than the rate in effect on the Credit Facility or exceed a per annum rate equal to the yield then in effect on United States Treasury Notes with a maturity of 10 years plus 600 basis points

Interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

Mandatory Repayment

The net proceeds to the Company, any parent holding company of the Company or any subsidiary of the Company (including, without limitation, the Acquired Business following the Closing Date) from (i) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans), (ii) any future bank borrowings other than under the Credit Facility (including the increase of commitments permitted thereunder) as in effect on the Closing Date and borrowings of up to $100 million under money market lines and (iii) subject to certain ordinary course exceptions (including any required pro rata prepayment of pari passu debt pursuant to the “asset sale” covenant contained in the indentures governing the Company’s existing senior subordinated notes), any future asset sales or receipt of casualty insurance proceeds will be used to redeem the Bridge Loans subject, except in the case of a Qualifying Refinancing Transaction (to be defined), to the required prior repayment of any amount outstanding under the Credit Facility, in each case, at 100% of the principal amount of the Bridge Loans redeemed plus accrued interest to the date of the redemption.

Change of Control	Each holder of Bridge Loans will be entitled to require the Company, and the Company must offer, to repay the

Bridge Loans held by such holder at a price of 100% of principal amount, plus accrued interest, upon the occurrence of a Change of Control (as defined in the indenture governing the Company’s 6.875% Senior Subordinated Notes due 2017 (the “2005 Indenture”)). Prior to making the repayment offer, the Company will, within 30 days of the Change of Control, repay all obligations under the Credit Facility or obtain any required consent of the lenders under the Credit Facility to make such repayment of the Bridge Loans.

Optional Repayment

The Bridge Loans may be prepaid, in whole or in part, at the option of the Company at any time upon three business days’ written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

Payments	Payments by the Company will be made by wire transfer of immediately available funds.

Representations and Warranties

The Bridge Loan Agreement will contain such representations and warranties by the Company (with respect to the Company and the Acquired Business) as are usual and customary for financings of this kind or as are otherwise deemed appropriate by the Arranger for this transaction in particular (in its sole discretion).

Covenants

The Bridge Loan Agreement will contain such covenants by the Company (with respect to the Company and its subsidiaries) as are usual and customary for financings of this kind or as are otherwise deemed appropriate by the Arranger for this transaction in particular (in its sole discretion), based upon (and substantially identical to) the covenants in the 2005 Indenture. In addition, the Bridge Loan Agreement will contain a covenant that prohibits the Company from consummating any acquisition of assets or businesses for a purchase price that, individually or in the aggregate, exceeds $100.0 million (excluding like-kind exchanges or asset swaps).

Events of Default

The Bridge Loan Agreement will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind or as are otherwise deemed appropriate by the Arranger for this transaction in particular (in its sole discretion), based upon (and substantially identical to) the events of default in the 2005 Indenture.

Conditions Precedent

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to closing conditions deemed appropriate by the Arranger for financings of this kind generally and for this transaction in particular, including, without limitation, the following closing conditions:

1.                                       Concurrent Transactions.  The Acquisition shall have been consummated pursuant to the Acquisition Agreement and all conditions precedent to the consummation of the Acquisition shall have been satisfied or, with the prior approval of the Arranger, waived. The terms of the Acquisition Agreement and the Bridge Loan Agreement shall be satisfactory in all respects to the Arranger and its counsel. The pro forma capitalization of the Company shall be as described in the Commitment Letter. There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Credit Facility, the Bridge Loans, the Bridge Loan Agreement or any of the other Loan Documents (as defined), or under any other material indebtedness of the Company or its subsidiaries.

2.                                       Confirmatory Due Diligence.  The Arranger shall not have become aware of any information relating to conditions or events not previously described to the Arranger or constituting new information or additional developments concerning conditions or events previously disclosed to the Arranger which it, in its judgment, believe may have a material adverse effect on the condition (financial or otherwise), assets, liabilities (contingent or otherwise), properties, solvency. business, management or prospects of the Company or the Acquired Business.

3. Financial Statements. At least five days prior to the Closing Date, the Arranger shall have received audited financial statements of the Company for each of the three fiscal years immediately preceding the Acquisition and any appropriate available unaudited financial statements for any interim period or periods of the Company and all other recent, probable or pending acquisitions.

4.                                       Approvals and Consents. All necessary governmental, shareholder and third-party approvals and consents necessary or desirable in connection with the Acquisition and the financing thereof and the transactions contemplated thereby and otherwise referred to herein shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority. The Arranger, in its sole discretion, shall be satisfied that the borrowings under the Bridge Loans and the performance by the Company of the transactions contemplated by the Commitment Letter, the Fee Letter and the Engagement Letter, including, but not limited to, the issuance of the Permanent Securities and the repayment of the Bridge Loans at maturity or upon a mandatory repayment event, will not conflict with, result in a breach or violation of any of the terms or provisions of, require a waiver or amendment to, or constitute a default under the Credit Facility, the indentures governing the Company’s senior subordinated notes or any other agreement governing material indebtedness of the Company or its subsidiaries.

5.                                       Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the Arranger, materially affects the Acquisition, the financing thereof or any of the other transactions contemplated hereby, or that has had or could have a material adverse effect on the Company or the Acquired Business or their respective subsidiaries, the Acquisition, the financing thereof, or any of the transactions contemplated hereby.

6. Availability under Credit Facility. After giving effect to the consummation of the Acquisition, the Company shall have availability under the Credit Facility in an amount to be agreed upon.

7. Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letter and the Engagement Letter payable to GSCP, Goldman Sachs, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due and the Company shall have complied in all material respects with all of its other obligations under the Commitment Letter, the Fee Letter and the Engagement Letter.

8. Funding Notice. The Lenders shall have received not less than three business days’ prior written notice of the Closing Date.

9.                                       Corporate Structure: Organizational Documents. All agreements relating to, and the corporate structure and management of, the Company and its subsidiaries (including,    without limitation, the Acquired Business), and all organizational documents of such entities, shall be satisfactory to the Arranger.

10. Environmental Matters. The Lenders shall have received reports and other information in form, scope and substance satisfactory to the Arranger concerning any environmental liabilities.

11.                                 Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. The Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

12.                                 Solvency.  The Lenders shall have received a certificate from the chief financial officer of the Company, in form and substance satisfactory to the Arranger, supporting the conclusions that after giving effect to the Acquisition and the related transactions contemplated hereby, the Company will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

13. Satisfactory Documentation. The definitive documentation evidencing the Bridge Loans shall be prepared by counsel to the Arranger and shall be in form and substance satisfactory to the Arranger and the Lenders.

Transferability and Participations

Each of the Lenders will be free to sell or transfer all or any part of or any participation in any of the Bridge Loans to any third party with the consent of the Arranger and to pledge any or all of the Bridge Loans to any commercial bank or other institutional lender, to the extent permitted by law.

Modification of the Bridge Loans

Modification of the Bridge Loans may be made with the consent of Lenders holding greater than 50% of the Bridge Loans then outstanding, except that no modification or change may extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, reduce the rate of interest or the principal amount of any Bridge Loan, alter the redemption provisions of any Bridge Loan or reduce the percentage of holders necessary to modify or change the Bridge Loans, without the consent of Lenders holding 100% of the Bridge Loans affected thereby.

Taxes, Reserve Requirements and Indemnities

The Bridge Loan Agreement will provide that all payments will be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Any foreign lenders will be required to furnish to the Arranger appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

The Company will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the reserve adjusted Eurodollar Rate.

Indemnity	The Bridge Loan Agreement will contain customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger.

Governing Law and Jurisdiction	The Bridge Loan Agreement will provide that the Company will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and Administrative Agent	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Loans. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Exhibit 1 to Annex B

Summary of Terms and Conditions of Exchange Notes

This Summary of Terms and Conditions of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex B to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex B to the Commitment Letter.

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, the Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. No Exchange Notes will be issued until the Company receives requests to issue at least $50.0 million in aggregate principal amount of Exchange Notes. The Company will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Company will appoint a trustee reasonably acceptable to the Lenders.

Maturity	The Exchange Notes will mature on the sixth anniversary of the Closing Date.

Interest Rate

Each Exchange Note will bear interest at a fixed rate equal to the interest rate on the Bridge Loan surrendered in exchange for such Exchange Note as of the date of such exchange. Interest will be payable in arrears at the end of each fiscal quarter of the Company.

Optional Redemption

Exchange Notes will be non-callable until the fourth anniversary of the Closing Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to (i) one half of the coupon on such Exchange Note commencing on the fourth anniversary of the Closing Date and (ii) one quarter of the coupon on such Exchange Note commencing on the fifth anniversary of the Closing Date. In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of each series of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offer by the Company at a redemption price equal to par plus the coupon and accrued interest.

Defeasance Provisions of Exchange Notes	Customary.

Modification	Customary.

Change of Control	Customary at 101%.

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Registration Rights

The Company will file within 30 days after the first anniversary of the Closing Date and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Company will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 90 days from such first anniversary of the Closing Date (the “Effectiveness Date”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Company will pay liquidated damages in the form of increased interest of 50 basis points per annum on the principal amount of Exchange Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans who are unable freely to transfer Exchange Notes from and including the 91st day after such first anniversary of the Closing Date to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Date, the liquidated damages shall increase by 50 basis points per annum, and on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by 50 basis points per annum, to a maximum increase in interest of 200 basis points per annum. The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date.

Covenants	The indenture relating to the Exchange Notes will contain covenants substantially identical to those contained in the 2005 Indenture.

Events of Default	The indenture relating to the Exchange Notes will provide for Events of Default substantially identical to those contained in the 2005 Indenture.

The foregoing is intended to summarize certain basic terms of the Exchange Notes. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

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